Exhibit 99.1

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OPTEUM TO EXIT CONDUIT AND WHOLESALE LENDING BUSINESS

VERO BEACH, FL (April 20, 2007) — Opteum Inc. (NYSE:OPX) (“Opteum” or the “Company”), a real estate investment trust (“REIT”) that operates an integrated mortgage-related investment portfolio and mortgage origination platform, today announced that its subsidiary, Opteum Financial Services, LLC (“OFS”), intends to exit its Conduit and Wholesale mortgage loan origination businesses. OFS has ceased accepting new applications in each of these origination channels, effective immediately. These actions are due primarily to the deterioration in the secondary market for closed mortgage loans and continuing weakness in consumer demand for mortgage products and services.

“Late last year, we announced that Citigroup Global Markets Realty Corp. had partnered with us to drive profitable growth at OFS and that, with lower funding costs and even greater access to capital, OFS was well positioned to profitably increase its market share as it leveraged its multi-channel mortgage origination platform,” said Jeffrey J. Zimmer, Chairman, President and Chief Executive Officer of Opteum Inc. “In the last month or so, however, the secondary market for mortgage loans has experienced significant distress and substantially increased volatility that was initially precipitated by lax underwriting standards, early payment defaults and high delinquency rates involving subprime mortgages and concerns over the general state of the U.S. housing market.

“Recently, some secondary market investors in closed mortgage loans have changed their terms and have delayed settling whole loan trades involving certain Alt-A mortgage products. This has forced OFS to re-market loans in respect of which it believed it had already obtained purchasing commitments, and has resulted in an estimated $22 million pre-tax loss associated with mortgage loans originated by OFS. This loss will be reflected in the Company’s first quarter results. Because we believe that the current adverse market environment may continue in coming quarters, we intend to exit the Conduit and Wholesale mortgage origination businesses,” Mr. Zimmer continued.

OFS continues to originate high-quality loans through its network of 230 retail loan professionals located in 24 offices throughout Georgia, Florida, Illinois, New Jersey and Massachusetts. Additionally, the Company’s $2.9 billion REIT portfolio today consists entirely of Ginnie Mae, Fannie Mae and Freddie Mac agency securities.

For further information, please refer to the Company’s filings with the Securities and Exchange Commission. These filings are available on the Company’s website at www.opteum.com under the “Investor Information” page and also may be obtained at www.sec.gov.
About Opteum
Opteum Inc. is a REIT, which operates an integrated mortgage-related investment portfolio and mortgage origination platform. The REIT invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). It attempts to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. Opteum’s mortgage origination platform, Opteum Financial Services, LLC, originates, buys, sells, and services residential mortgages from offices throughout the United States and operates as a taxable REIT subsidiary.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Opteum Inc.’s filings with the Securities and Exchange Commission, including Opteum Inc.’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Opteum Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Contact:
Opteum Inc.
Chief Financial Officer
Robert E. Cauley
772-231-1400
www.opteum.com